Exhibit 5.3

October 14, 2025

To:	Prestige Wealth Inc. (the “Company”) Office Unit 6620B, 66/F, The Center, 99 Queen’s Road Central, Central, Hong Kong

Re:	Legal Opinion on Certain Hong Kong Legal Matters

Dear Sirs,

A. INTRODUCTION

1.	We, Han Kun Law Offices LLP, have acted as Hong Kong counsel to Prestige Wealth Inc. (the “Company”, together with its subsidiaries, the “Group”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States of America (the “U.S.”) Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”) on October 14, 2025, in relation to (i) the resale from time to time by the selling shareholders as set out in the Registration Statement of up to 388,543,241 Class A ordinary shares of the Company, with par value of US$0.000625 per share (the “Class A Ordinary Shares”), up to 70,833,335 Series A-1 ordinary warrants, each to purchase one Class A Ordinary Shares, and up to 70,833,335 Series A-2 ordinary warrants, each to purchase one Class A Ordinary Share, and (ii) offering, issuance and sale from time to time of the Company’s Class A Ordinary Share, warrants and units of up to US$500 million in one or more offerings pursuant to the Registration Statement (collectively, the “Transaction”).

2.	This letter is limited to the laws of Hong Kong in force as at the date hereof as currently applied by the Hong Kong courts and given on the basis that they will be governed by and construed in accordance with the Hong Kong law. We express no opinion as to the laws of any other jurisdictions or as to factual matters. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this opinion letter, and we have made no investigation of, and express no opinion in relation to, the laws of any other jurisdiction for the purposes of this letter. In this letter, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by Registration Statements available to the public generally.

3.	In giving the opinion below, we have examined only the Registration Statement and no other document, and we have relied upon the assumptions set out in paragraph 5 or elsewhere herein, which we have not independently verified, and the opinion is subject to the qualifications and reservations set out in paragraph 6 or elsewhere herein.

B. OPINION

4.	Based solely on the Registration Statement and the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of this letter as we consider relevant, we are of the view that the description of Hong Kong laws, if any, set forth in the Registration Statement under the captions “Corporate Information” and “Enforceability of Civil Liability”, in each case insofar as such statements summarize Hong Kong laws, correctly and fairly summarizes the matters referred to therein in all material respects, and nothing has been omitted from such description which would make the same misleading in any material aspect.

C. ASSUMPTIONS

5.	The opinions set out in this letter are based upon the following assumptions:

(a)	all statements of fact contained in the Registration Statement are true, accurate and complete and not misleading in any respect;

(b)	all information and documents provided to us by the Group for the purposes of this letter are true, accurate, correct and complete and remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such documents after they were submitted to us for the purposes of this opinion. There is no information which has been omitted to be disclosed to us which could materially affect this legal opinion;

(c)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the documents provided are complied with;

(d)	all documents that have been provided to us and all factual statements made to us by the Group for the purpose of this opinion are true, accurate, correct, complete and not misleading in any respect. There is no information which has been omitted to be disclosed to us which could materially affect this opinion;

(e)	where applicable, the agreements in the documents provided constitute valid and legally binding obligations of each of the parties thereto and are enforceable under all applicable laws;

(f)	where applicable, the agreements in the documents provided have been entered into for bona fide purposes and there has been no bad faith, fraud, misrepresentation, coercion, duress or undue influence or breach of trust on the part of any of the parties to the relevant agreements and their respective directors, employees, agents and advisers; and

(g)	no laws other than Hong Kong laws would affect the opinions stated herein but that, insofar as the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been complied with.

D. QUALIFICATIONS

6.	The opinions set out in this letter is subject to the following qualifications:

(a)	the description of Hong Kong laws as referred to in paragraph 4 in this letter only set out the relevant Hong Kong laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

(b)	we express no view as to whether any or all of the members of the Group have been or will be in compliance with any or all of the laws of Hong Kong;

(c)	we express no view on the due incorporation and current legal status of the subsidiary of the Company incorporated in Hong Kong;

(d)	we expressly disclaim any of our liabilities in any part of the Registration Statement other than the description of Hong Kong laws as referred to in paragraph 4 in this letter;

(e)	the opinions in this opinion letter are given based solely on the description of the business and activities of the Group set out in the Registration Statement and we express no opinion on the accuracy and completeness thereon;

(f)	we express no opinion as to the past, present or future financial performance or good standing or the business prospect of the Group;

(g)	on July 1, 1997 Hong Kong became the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). On April 4, 1990 the National People’s Congress of the PRC (the “NPC”) adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at June 30, 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force on June 30, 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law. On February 23, 1997 the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the “laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is The Application of English Law Ordinance (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving the opinions set out in this letter that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases; and

(h)	we express no opinion as to taxation or accounting matters.

E. OTHERS

7.	For the purposes of the opinions set out in this letter, we do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

8.	We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public Registration Statement, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein.

9.	This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at 8:00 a.m. Hong Kong time on the date of this opinion. We assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 a.m. Hong Kong time on the date of this opinion.

Yours faithfully,

Han Kun Law Offices LLP

3